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FOR IMMEDIATE RELEASE


COMPANY CONTACT
Matt Bell
Verio Inc.
303.645.1961
mbell@verio.net
investors@verio.net

VERIO ANNOUNCES FOURTH QUARTER RESULTS AND $258.3 MILLION IN TOTAL 1999 REVENUE


RECENT HIGHLIGHTS:
o ANNOUNCED $350 MILLION CAPITAL BUDGET FOR 2000, FOCUSED ON RAPIDLY EXPANDING HOSTING OPERATIONS
o FURTHERED ASP STRATEGY WITH ORACLE AGREEMENT TO OFFER HOSTED DATABASE APPLICATIONS ON VERIO'S SHARED SERVER PLATFORM
o CREATED AN ASP JOINT VENTURE WITH CIBER TO HOST COMPLEX APPLICATIONS FOR LARGER BUSINESSES
o    ADDED QWEST COMMUNICATIONS AS ITS THIRD "POWERED BY VERIO" DISTRIBUTION
     PARTNER
o JOINED WITH LYCOS TO COMBINE THE BENEFITS OF VERIO'S MARKET LEADING E-COMMERCE OFFERINGS WITH THE LYCOS SHOP ON-LINE SHOPPING DESTINATION
o    LAUNCHED NEW DOMAIN NAME REGISTRATION SERVICES IN PARTNERSHIP WITH
     MELBOURNE IT

     ENGLEWOOD, COLO., MARCH 1, 2000 -- Verio Inc. (Nasdaq:VRIO), the world's largest operator of Web sites for businesses and a leading provider of comprehensive Internet services, today announced that revenue for the quarter ended December 31, 1999 rose to $73.0 million from $37.1 million in the fourth quarter of 1998. Revenue for 1999 totaled $258.3 million, an increase of 114% from $120.7 million in 1998. Net loss attributable to common stockholders for the quarter was $55.2 million, or ($.71) per share, compared to $33.7 million, or ($.51) per share, for the quarter ended December 31, 1998.

     Dedicated hosting, co-location services, electronic commerce, and virtual private networks showed the strongest growth in the fourth quarter. Compared to the third quarter of 1999, dedicated hosting revenue increased 48%, co-location revenue rose 34%, and hosted eCommerce sites rose by more than 4,000 bringing the total to more than 10,000 packages sold. Sales of virtual private networks increased 22% from the prior quarter to over 170 units. Enhanced and Other revenues rose to 56% of revenue compared to 55% in the prior quarter and 38% in the fourth quarter of 1998.

     Gross margin for the fourth quarter of 1999 was 70%, equal to the gross margin for the third quarter of 1999 after adjusting for the one time credit received in the third quarter from Qwest Communications. Operating expenses for the quarter improved to 69% of revenue compared to 70% in the third quarter. EBITDA for the fourth quarter was positive $0.5 million. During the quarter, Verio began to incur costs associated with the previously announced expansion of its hosting operations. Despite this increase, the net improvement in the results reflects the continued efficiencies associated with Verio's scalable operating cost structure.


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     "Our recent announcements and fourth quarter results demonstrate Verio's continued success in expanding our array of value added products, and partnering with industry leaders to enhance our products and extend our distribution channels." said Justin L. Jaschke, chief executive officer of Verio. "In particular, our agreements with Qwest, Lycos, Melbourne IT and Oracle result in significant enhancements to our e-commerce, domain name registration, web hosting and ASP services. Our recently announced plans to significantly expand our hosting infrastructure are moving rapidly. By continuously expanding its services, Verio will further build upon its position as the leading provider of eBusiness services to the middle market."

     In the fourth quarter, Verio increased the number of web sites hosted by more than 40,000, to a new total of 340,000. In addition, parked domain names increased by over 40,000 to a new total of 210,000. Verio actively telemarkets to new parked domain customers with a high conversion rate to recurring revenue web hosting services. High speed access customers increased by more than 1,500 to a new total of 16,700 as our sales force increased its efficiency by 10% - generating over $5,500 in new recurring revenues per account executive. Customers continued to show interest in bundled solutions as 15% of new hosting customers chose an e-commerce package and over 30% of new DSL customers chose a web hosting product. In a recent survey of its installed base of T-1 customers, over 15% were also web hosting customers. During the fourth quarter, Verio sold 60% more e-commerce packages than in the third quarter, a further illustration of the acceleration of e-tailers' interest in a complete, fully bundled package.

     During the quarter, Verio added Qwest Communications to its fast-growing `Powered by Verio' distribution program. Qwest joins NTT and Infostrada as an early participant in this program, started in the third quarter of 1999, whereby they can offer their customers Verio hosting products in a co-branded marketing environment. Under the agreement, Qwest may also offer Verio's e-commerce services to its customers.

     In December, Verio entered into an agreement with Melbourne IT to offer enhanced domain name registration services. Verio's new self-serve domain name registration services provide customers with an easy-to-use and faster way to register and manage domain names. Combined with its leading Web hosting, e-commerce and Internet access solutions, the new service dramatically simplifies the customer experience by enabling companies to work with a single service provider for all of their e-business needs.

     In the burgeoning ASP market, Verio has created an Applications Service Provider (ASP) joint venture with CIBER, Inc. to deliver Internet-enabled, complex end-to-end enterprise solutions. Through this joint venture, the companies plan to create the industry's premier ASP by teaming the leading IT and application integration expertise of CIBER with Verio's Tier One national network, global data center capacity, and content hosting services. More recently, Verio also announced plans to offer the Oracle8i(TM) database in a hosted or "rented" environment. This product, along with Verio's web hosting solutions, is expected to be distributed initially through Oracle's reseller channels. This new service will enable small and medium-sized business customers to access the world's leading database without paying significant up-front licensing fees, in a cost-effective and customizable manner.

     As previously announced, a capital budget of $350 million has been established for the year 2000. Approximately $300 million will be directed toward the expansion of hosting operations. Specifically, the expenditures include $200 million for hosting centers, $45 million for servers, and the balance for product development, software licenses, IT systems, a new Web Operations Control Center, and leasehold improvements. Approximately $50 million of capital has been budgeted for network equipment, systems and facilities to support the growth of the high-speed access business.

     ABOUT VERIO INC.

     Verio Inc. is the world's largest operator of Web sites for businesses and a leading provider of comprehensive Internet services, with an emphasis on serving the small and mid-sized business market. The


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company offers customers a broad range of Internet solutions, including high-speed access, Web hosting, e-commerce, virtual private networks and other enhanced services. Verio supports its operations with highly reliable and scalable national infrastructure and systems including a Tier One national network. Verio delivers locally based sales and engineering support in markets across the U.S. under the Verio brand name and provides Web-hosting services to customers in more than 170 countries.

     For more information on Verio, visit the company's Web site at www.verio.com or call 1-888-GET-VERIO. Corporate headquarters are located at 8005 S. Chester St., Suite 200, Englewood, Colorado 80112, (303) 645-1900.

Except for the historical information contained herein, certain matters set forth in this press release concerning Verio are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to fluctuations in operating results, additional capital requirements, competition, integration of acquisitions, and implementation of network infrastructure. Readers are also encouraged to refer to Verio's reports from time to time filed with the Securities and Exchange Commission, including the Company's Current Quarterly Report on Form 10-Q filed on November 12, 1999, for a further discussion of Verio's business and risk factors that may affect operating and financial results.

                                       ###


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VERIO INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(amounts in millions, except per share amounts)




                                                        3 MONTHS ENDED    3 MONTHS ENDED
                                                           12/31/98          12/31/99
                                                        --------------    --------------
                                                         (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Dedicated ...........................................   $         16.4    $         26.3
Dial-up .............................................              6.6               5.9
Enhanced services and other .........................             14.1              40.8
  Total revenue .....................................             37.1              73.0
Cost of service .....................................             16.1              21.7
Sales and marketing .................................             10.4              15.6
General and administrative ..........................             22.7              35.1
Total costs and expenses ............................             50.0             105.7
Loss from operations ................................            (25.8)            (32.7)
Net interest expense ................................             (7.9)            (16.5)
Net loss attributable to common stockholders ........   $        (33.7)   $        (55.2)


Loss per common share - basic and diluted ...........   $         (.51)   $         (.71)
                                                        --------------    --------------
Weighted average common shares outstanding -
  basic and diluted .................................             66.0              77.3


OTHER DATA:
EBITDA (1) ..........................................   $        (12.9)   $           .5
Cash flow used by operations ........................            (28.0)            (15.2)
Capital expenditures ................................             11.6              61.1


                                                           12/31/98          12/31/99
                                                        --------------    --------------
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
investments .........................................   $        577.4    $        756.5
Restricted cash and securities ......................             14.8              20.5
Property and equipment - net ........................             50.5             205.1
Goodwill - net ......................................            236.7             546.9
Total assets ........................................            933.7           1,675.1
Long-term debt and capital lease obligations -
  net of current portion ............................            674.6           1,087.2

Stockholders' equity ................................            202.7             444.5


(1) EBITDA represents earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in ISPs and fixed assets. The primary measure of operating performance is net earnings (loss). Although EBITDA is a measure commonly used in the Company's industry, it should not be construed as an alternative to net earnings (loss), determined in accordance with generally accepted accounting principles ("GAAP"), as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP. In addition, the measure of EBITDA presented herein by the Company may not be comparable to other similarly titled measures of other companies.